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Prospectus Supplement to Prospectus dated May 2, 2001.

$150,000,000

Central Illinois Public Service Company

        6.625% Senior Notes due 2011

    We will pay interest on the senior notes on June 15 and December 15 of each year. The first such payment will be made on December 15, 2001. The senior notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

    We may at any time redeem all or a portion of the senior notes at the redemption prices set forth in this prospectus supplement.

    Until the release date, the senior notes will be secured by a series of our first mortgage bonds, referred to as the senior note mortgage bonds, issued and delivered to the trustee under the senior note indenture. On the release date, the senior notes will cease to be secured by the senior note mortgage bonds, will become our unsecured general obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness, unless otherwise secured as described in the accompanying prospectus.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per senior note	Total
Initial public offering price	99.797%	$149,695,500
Underwriting discount	0.650%	$975,000
Proceeds, before expenses, to Central Illinois Public Service Company d/b/a AmerenCIPS	99.147%	$148,720,500

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the senior notes will accrue from June 13, 2001 and must be paid by the purchaser if the senior notes are delivered after June 13, 2001.

    The underwriters expect to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 13, 2001.

Goldman, Sachs & Co.

Banc One Capital Markets, Inc. Lehman Brothers

Prospectus Supplement dated June 6, 2001.

IMPORTANT NOTICE ABOUT THIS PROSPECTUS SUPPLEMENT

    This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the senior notes we are offering and the related senior note mortgage bonds securing the senior notes. The second part, the base prospectus, gives more general information, some of which may not apply to the senior notes we are offering in this prospectus supplement.

    If the description of the senior notes or the related senior note mortgage bonds varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

    The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. In addition to our Annual Report on Form 10-K for the year ended December 31, 2000, we also incorporate by reference our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and any future filings that we make with the SEC under the Securities Exchange Act of 1934 if the filings are made prior to the time that all the senior notes are sold in this offering. You can also find more information about us under "Central Illinois Public Service Company" and from the sources described under "Where You Can Find More Information" in the accompanying prospectus.

CAPITALIZATION

    The following table shows our short-term indebtedness and capitalization at March 31, 2001 and as adjusted to give effect to the issuance of the senior notes offered by this prospectus supplement and the application of the net proceeds of the senior notes as described under "Use of Proceeds."

	As of March 31, 2001
	Actual	As adjusted
	(In thousands) (unaudited)
Short-term debt	$203,075	$75,075

Long-term debt:
First mortgage bonds, including current maturities(1)	$308,000	$288,000
6.625% Senior Notes due 2011	—	150,000
Other long-term debt	181,000	181,000
Preferred stock (not subject to mandatory redemption)	80,000	80,000
Common stockholder's equity	565,492	565,492

Total capitalization	$1,134,492	$1,264,492

(1)
Includes $75 million of two prior series of senior notes secured by corresponding series of our first mortgage bonds.

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USE OF PROCEEDS

    We estimate the net proceeds from the sale of the senior notes offered by this prospectus supplement will be approximately $148 million. We will use the net proceeds:

  •
  to repay short-term debt incurred to finance the repayment at maturity of $20 million aggregate principal amount of our first mortgage bonds, medium-term notes 6.73% Series 1997-2 due June 1, 2001, and

  •
  to repay approximately $128 million of short-term debt, which had an average cost of 4.0% as of June 5, 2001, which is in the form of intercompany borrowings under a utility money pool of Ameren Corporation, our parent, and was incurred generally to finance construction expenditures, maturities of long-term debt and other working capital needs.

DESCRIPTION OF SENIOR NOTES

General

    We are issuing $150 million of senior notes which will mature on June 15, 2011. We will pay interest on the senior notes on June 15 to holders of record on the preceding June 1 and on December 15 to holders of record on the preceding December 1. The first interest payment date is December 15, 2001. Interest on the senior notes accrues from the date of original issuance at the rate per year set forth on the cover page of this prospectus supplement. Interest will be calculated on the basis of a 360-day year of twelve 30-day months (and for any partial periods shall be calculated on the basis of the number of days elapsed in a 360-day year of twelve 30-day months).

    The senior notes will be represented by one global security, in registered form, without coupons, and will be registered in the name of a nominee of The Depository Trust Company. For so long as the senior notes are registered in the name of The Depository Trust Company, or its nominee, we will pay the principal, premium, if any, and interest due on the senior notes to The Depository Trust Company for payment to its participants for subsequent disbursement to the beneficial owners. See "Book-Entry System" in the accompanying prospectus.

    The senior notes will not contain any provisions designed to require us to redeem the senior notes, adjust the interest rate or take other actions in response to a change in control, highly leveraged transaction, change in credit rating or other similar occurrence involving us that may adversely affect the holders of the senior notes.

Optional Redemption

    All or a portion of the senior notes may be redeemed at our option at any time or from time to time. The redemption price for the senior notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the senior notes being redeemed on the redemption date; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 15 basis points, as determined by the Reference Treasury Dealer (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on senior notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the

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registered holders as of the close of business on the relevant record date according to the senior notes and the senior note indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the senior notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the senior notes or portions thereof called for redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

    "Reference Treasury Dealer" means (A) Goldman, Sachs & Co., Banc One Capital Markets, Inc. and Lehman Brothers Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee under the senior note indenture after consultation with us.

    "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee under the senior note indenture, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Security

    Upon the issuance of the senior notes, we will simultaneously issue and deliver to the trustee under the senior note indenture, as security for the senior notes, a series of our first mortgage bonds, that will be designated "First Mortgage Bonds, Senior Notes Series BB". These senior note mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the senior notes to which they relate.

    Payment by us to the trustee under the senior note indenture of principal of, premium, if any, and interest on the senior note mortgage bonds will be applied by the trustee to satisfy our obligations with respect to principal of, premium, if any, and interest on the senior notes. As provided in the first mortgage indenture, our obligations to make payments with respect to the principal of, premium, if any, and interest on the senior note mortgage bonds shall be fully or

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partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of, premium, if any, and interest on the senior notes shall have been fully or partially paid or there shall have been deposited with the trustee pursuant to the senior note indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, and interest on the senior notes.

    Please refer to "Description of Senior Notes — Security; Release Date" in the accompanying prospectus for a description of the circumstances under which all or part of the senior note mortgage bonds will cease to be held by the trustee under the senior note indenture as security for the senior notes. As explained in the accompanying prospectus, the senior notes will cease to be secured by the senior note mortgage bonds on the release date and will become our unsecured and unsubordinated general obligations at that time. The release date will be the date that all our first mortgage bonds issued and outstanding under the first mortgage indenture, other than outstanding senior note mortgage bonds, have been retired through payment, redemption or otherwise. The senior notes can become secured by certain of our property from and after the release date as explained in the accompanying prospectus under "Description of Senior Notes — Certain Covenants — Limitation on Liens."

Additional Information

    See "Description of Senior Notes" and "Description of Senior Note Mortgage Bonds" in the accompanying prospectus for additional important information about the senior notes and the related senior note mortgage bonds. That information includes additional information about the terms of the senior notes and the related senior note mortgage bonds, including security and the lien of the first mortgage indenture, general information about the senior note indenture, the first mortgage indenture and the trustees, a description of certain restrictions and covenants contained in the senior note indenture and the first mortgage indenture and a description of events of default under the senior note indenture and the first mortgage indenture.

UNDERWRITING

    We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the senior notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of senior notes indicated in the following table.

Underwriters	Principal Amount of Senior Notes
Goldman, Sachs & Co.	$105,000,000
Banc One Capital Markets, Inc.	22,500,000
Lehman Brothers Inc.	22,500,000

Total	$150,000,000

    Senior notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any senior notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of senior notes. Any such securities dealers may resell any senior notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of senior notes. If all the senior notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

    The senior notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the senior notes but are not

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obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes.

    It is expected that the delivery of the senior notes will be made against payment of the senior notes on or about the date of delivery of senior notes specified on the cover page of this prospectus supplement, which will be the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on any day prior to the third business day before the date of delivery of any payment on the senior notes will be required, by virtue of the fact that the senior notes initially will settle in five business days from the date hereof, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of senior notes who wish to trade senior notes on the date of pricing or the next succeeding business day should consult their own advisor.

    In connection with the offering of senior notes, the underwriters may purchase and sell senior notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of senior notes than they are required to purchase in the offering of senior notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering of senior notes is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased senior notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    We estimate that our share of the total expenses of the offering of senior notes, excluding underwriting discounts and commissions, will be approximately $440,000.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Some of the underwriters and their affiliates have performed certain investment banking and advisory and general financing, trustee and banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

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Prospectus

CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

$250,000,000

SENIOR NOTES

    Central Illinois Public Service Company, doing business as AmerenCIPS, intends to offer senior notes from time to time in one or more series with an offering price not to exceed $250,000,000. This prospectus provides you with a general description of the senior notes we may offer.

    We will provide specific information about the offering and the terms of the senior notes in supplements to this prospectus. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

    Our principal executive offices are located at 607 East Adams Street, Springfield, Illinois 62739 and our telephone number is 217-523-3600.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We may offer the senior notes directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of senior notes. "Plan of Distribution" also provides more information on this topic.

The date of this prospectus is May 2, 2001.

FORWARD-LOOKING STATEMENTS

    Statements made in this prospectus, any accompanying prospectus supplement and the additional information described under "Where You Can Find More Information," which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this prospectus, any accompanying prospectus supplement and the additional information described under "Where You Can Find More Information," could cause results to differ materially from management expectations as suggested by such "forward-looking" statements:

  •
  the effects of regulatory actions, including changes in regulatory policy;

  •
  changes in laws and other governmental actions;

  •
  the impact on us of current regulations related to the phasing-in of the opportunity for some customers to choose alternative energy suppliers in Illinois;

  •
  the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels;

  •
  the effects of withdrawal from the Midwest Independent System Operator and membership in the Alliance Regional Transmission Organization;

  •
  future market prices for purchased power and natural gas, including the use of financial instruments;

  •
  average rates for electricity in the Midwest;

  •
  business and economic conditions;

  •
  interest rates;

  •
  weather conditions;

  •
  the impact of current environmental regulations on utilities;

  •
  monetary and fiscal policies;

  •
  future wages and employee benefits costs; and

  •
  legal and administrative proceedings.

    Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

    We are an Illinois corporation that was organized in 1902. We are a public utility operating company engaged in the sale of electricity and natural gas in portions of central and southern Illinois. We furnish electric service in 557 incorporated and unincorporated communities and adjacent suburban and rural areas. We also furnish natural gas service to retail customers in 267 incorporated and unincorporated communities and adjacent suburban and rural areas located in 41 counties of central and southern Illinois. We supply electric service to about 325,000 customers and natural gas service to about 175,000 customers. We are a subsidiary of Ameren Corporation, a holding company which is registered under the Public Utility Holding Company Act of 1935. For 2000, 80% of total operating revenues was derived from the sale of electric energy and 20% from the sale of natural gas.

    Our service territory is predominantly made up of small towns and rural areas. The territory served by us, located in 66 counties in Illinois, has an estimated population of 820,000 and is devoted principally to agriculture and diversified industrial operations. Key industries include petroleum and petrochemical industries, food processing, metal fabrication and coal mining.

    In conjunction with the Illinois Electric Service Customer Choice and Rate Relief Law of 1997, on May 1, 2000, following the receipt of all required state and federal regulatory approvals, we transferred all of our electric generating assets and related liabilities, at historical net book value, to a newly created nonregulated affiliate, AmerenEnergy Generating Company, which we refer to as Generating Company. The transfer was made in exchange for a subordinated promissory note from Generating Company in the principal amount of $552 million and shares of Generating Company's common stock. The promissory note has a term of five years and bears interest at 7 percent based on a 10-year amortization. The assets transferred by us included the generating facilities located in Newton, Coffeen, Meredosia, Grand Tower and Hutsonville, Illinois along with related fuel, supply, transportation, maintenance and labor agreements and other rights, assets and liabilities related to the generation of electricity by us. Seven hundred and fifty employees, or approximately 45% of our workforce, were also transferred to Generating Company as part of the transfer. As a result of the transfer, from May 1, 2000, our business is exclusively traditional utility transmission and distribution operations. In addition, as a result of the transfer, the comparability of our 2001 results of operations to 2000 results of operations will be significantly affected.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement with the Securities and Exchange Commission, which we refer to as the SEC, under the Securities Act of 1933, which we refer to as the Securities Act. This prospectus is part of the registration statement, but the registration statement also contains additional information and exhibits, including our senior note indenture, pursuant to which the senior notes will be issued, and our first mortgage indenture. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives with the SEC electronically.

    The SEC allows us to "incorporate by reference" the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2000.

    We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, between the date of this prospectus and the time that all of the senior notes are sold.

    You may request a free copy of these filings by writing or telephoning us at the following address:

  Central Illinois Public Service Company
  Attention: Secretary's Department
  P.O. Box 66149
  St. Louis, Missouri 63166-6149
  Telephone: 314-554-2715

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges before income taxes. For the purposes of such computations:

  •
  earnings consist of net income plus fixed charges and income taxes; and

  •
  fixed charges consist of interest on long-term debt, net of amortization of debt discount, premium and expenses, interest on provision for revenue refunds, and other interest charges.

	Year Ended December 31,
	1996	1997	1998	1999	2000
Ratio of Earnings to Fixed Charges	4.30	3.64	4.13	2.98	4.05

USE OF PROCEEDS

    We will use the net proceeds we receive from the sale of the senior notes:

  •
  in connection with the payment at maturity or the redemption, refunding, refinancing or purchase of certain outstanding long-term debt, including without limitation, our outstanding first mortgage bonds; and

  •
  for general corporate purposes, including the repayment of short-term debt incurred to finance construction expenditures and other working capital needs.

    The specific allocation of the net proceeds of a particular series of senior notes and information relating to the particular outstanding debt, if any, to be paid at maturity, redeemed, refunded, refinanced or purchased will be described in the prospectus supplement related to that series. In the case of the redemption, refunding or purchase of outstanding debt consisting of first mortgage bonds, we may apply proceeds of the senior notes to pay any redemption premium or purchase price in excess of the principal amount.

DESCRIPTION OF SENIOR NOTES

General

    Each series of senior notes is to be an initial issue of a new series of debt securities issued under, and secured by, the indenture dated as of December 1, 1998, as it may be amended or supplemented, which we refer to collectively as the senior note indenture, between The Bank of New York, as trustee, and us. The following summaries of certain provisions of the senior note indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior note indenture which is an exhibit to the registration statement of which this prospectus is a part and which is incorporated into this prospectus by this reference.

    Until the release date, all of the senior notes outstanding under the senior note indenture will be secured by one or more series of our senior note mortgage bonds issued and delivered by us to the trustee. On the release date, the senior notes will cease to be secured by the senior note mortgage bonds, will become our unsecured general obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness. The senior note indenture provides that, in addition to the senior notes offered hereby, additional senior notes may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the release date, the principal amount of senior notes that may be issued and outstanding under the senior note indenture cannot exceed the principal amount of senior note mortgage bonds then held by the trustee. As of December 31, 2000, $75 million of senior notes issued under the senior note indenture, secured by corresponding series of senior note first mortgage bonds, was outstanding.

    There is no requirement under the senior note indenture that our future issuances of debt securities be issued exclusively under the senior note indenture, and we will be free to employ other indentures or documentation, containing provisions different from those included in the senior note indenture or applicable to one or more issuances of senior notes, in connection with future issuances of other debt securities. The senior note indenture provides that the senior notes will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all senior notes of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior notes of that series, for issuances of additional debt securities of that series. The prospectus supplement applicable to each issuance of senior notes will specify:

  •
  the designation and any limitation on aggregate principal amount of the senior notes;

  •
  the original issue date for the senior notes and the date on which the senior notes will mature;

  •
  the interest rate or rates, or method of calculation of such rate or rates, for the senior notes, and the date from which interest shall accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest if other than the fifteenth day of the calendar month next preceding each interest payment date;

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  the terms, if any, regarding the optional or mandatory redemption of the senior notes, including redemption date or dates of the senior notes, if any, and the price or prices applicable to such redemption;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the senior notes may be repaid, in whole or in part, at the option of the holder thereof;

  •
  if prior to the release date, the designation of the related series of senior note mortgage bonds being delivered to the trustee in connection with the issuance of the senior notes; and

  •
  any other terms of the senior notes not inconsistent with the senior note indenture.

    Unless otherwise indicated in the applicable prospectus supplement, the senior notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

    There are no provisions in the senior note indenture or the senior notes that require us to redeem, or permit the holders to cause a redemption of, the senior notes or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Registration, Transfer and Exchange

    Unless otherwise indicated in the applicable prospectus supplement, each series of senior notes will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of a nominee of The Depository Trust Company, as depository, which we refer to as DTC, and deposited with, or on behalf of, the depository. Except as set forth under "Book-Entry System," owners of beneficial interests in a global security will not be entitled to have senior notes registered in their names, will not receive or be entitled to receive physical delivery of any senior notes and will not be considered the registered holder thereof under the senior note indenture.

    Senior notes of any series will be exchangeable for other senior notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

    Unless otherwise indicated in the applicable prospectus supplement, senior notes may be presented for exchange or registration of transfer — duly endorsed or accompanied by a duly executed written instrument of transfer — at the office of the trustee maintained for such purpose with respect to any series of senior notes, without service charge but upon payment of any taxes and other governmental charges as described in the senior note indenture. Such transfer or exchange will be effected upon the trustee and us being satisfied with the documents of title and indemnity of the person making the request.

    In the event of any redemption of senior notes of any series, the trustee will not be required to exchange or register a transfer of any senior notes of such series selected, called or being called for redemption except, in the case of any senior note to be redeemed in part, the portion thereof not to be so redeemed.

Payment and Paying Agents

    Principal of and interest and premium, if any, on senior notes issued in the form of global securities will be paid in the manner described below under "Book-Entry System."

    Unless otherwise indicated in the applicable prospectus supplement, interest on senior notes, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person's address as it appears in the register for the senior notes maintained by the trustee; provided, however, a holder of senior notes of one or more series under the senior note indenture in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if the trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date. Unless otherwise indicated in the applicable prospectus supplement, the principal of, and interest at maturity and premium, if any, on, senior notes in the form of certificated securities will be payable in immediately available funds at the office of the trustee or at the authorized office of any paying agent upon presentation and surrender of such senior notes.

    All monies we pay to the trustee for the payment of principal of, and interest or premium, if any, on, any senior note which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to us, subject to applicable abandoned property laws, and the holder of such senior note will thereafter look only to us for payment thereof.

    In any case where the date of maturity of the principal of or any premium or interest on any senior note or the date fixed for redemption of any senior note is not a Business Day (as defined herein), then payment of that principal or any premium or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and, in the case of timely payment thereof, no interest shall accrue for the period from and after such interest payment date or the date on which the principal or premium of the senior note is stated to be payable to such next succeeding Business Day.

Redemption Provisions

    Any terms for the optional or mandatory redemption of the senior notes will be indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the senior notes will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the senior notes of a series are to be redeemed, the particular senior notes to be redeemed will be selected by the trustee in such manner as it shall deem appropriate and fair.

    Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on such senior notes and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such senior notes.

Security; Release Date

    Until the release date, the senior notes will be secured by one or more series of our first mortgage bonds, which we refer to as our senior note mortgage bonds, issued and delivered by us to the trustee. Upon the issuance of a series of senior notes before the release date, we have agreed to simultaneously issue and deliver to the trustee, as security for all the senior notes being issued, a series of senior note mortgage bonds that will have the same stated maturity date and mandatory redemption provisions, and will be in the same aggregate principal amount as the series of the senior notes being issued. Any series of senior note mortgage bonds may, but need not, bear interest. The series of senior note mortgage bonds to be issued to the trustee concurrently with the issuance of the related series of senior notes will bear interest at the same rate as is borne by the series of senior notes. Payment by us to the trustee of principal of, premium, if any, and interest on, a series of senior note mortgage bonds will be applied by the trustee to satisfy our obligations with respect to principal of, premium, if any, and interest on, the related series of senior notes.

    The release date will be the date that all our first mortgage bonds issued and outstanding under the first mortgage indenture, other than senior note mortgage bonds, have been retired — at, before or after the maturity thereof — through payment, redemption or otherwise, including those first mortgage bonds deemed to be paid within the meaning of the first mortgage indenture. On the release date, the trustee will deliver to us for cancellation all senior note mortgage bonds and not later than 30 days thereafter, will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the senior note mortgage bonds shall cease to secure the senior notes, and the senior notes will become our unsecured general obligations and will rank on a parity with our other unsecured and unsubordinated indebtedness.

    Each series of senior note mortgage bonds will be a series of our first mortgage bonds, all of which are secured by a lien on certain property we own, as described under "Description of Senior Note Mortgage Bonds — Security." Upon the payment or cancellation of any outstanding senior notes, the trustee shall surrender to us for cancellation an equal principal amount of the related series of senior note mortgage bonds. We have agreed not to permit, at any time prior to the release date, the aggregate principal amount of senior note mortgage bonds held by the trustee to be less than the aggregate principal amount of senior notes then outstanding. Following the release date, we have agreed to cause the first mortgage indenture to be discharged and we have agreed not to issue any additional first mortgage bonds under the first mortgage indenture. While we have agreed to be precluded after the release date from issuing additional first mortgage bonds under the first mortgage indenture, we have not agreed to be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on our property, except to the extent indicated under "Certain Covenants — Limitation on Liens" and except as otherwise indicated in the applicable prospectus supplement.

Events of Default

    The following constitute events of default under the senior note indenture:

  •
  default in the payment of principal of and premium, if any, on any senior note when due and payable;

  •
  default in the payment of interest on any senior note when due and payable which continues for sixty days;

  •
  default in the performance or breach of any of our other covenants or warranties in the senior notes or in the senior note indenture and the continuation thereof for ninety days after written notice thereof to us by the trustee or to the trustee and us by the holders of at least 33% in aggregate principal amount of the outstanding senior notes;

  •
  prior to the release date, the occurrence of a default as defined in the first mortgage indenture; provided, however, that the waiver or cure of such default under the first mortgage indenture and the rescission and annulment of the consequences thereof under the first mortgage indenture shall constitute a waiver of the corresponding event of default under the senior note indenture and a rescission and annulment of the consequences thereof under the senior note indenture; and

  •
  certain events of bankruptcy, insolvency, reorganization, assignment or receivership of us.

    If an event of default under the senior note indenture occurs and is continuing, either the trustee or the holders of a majority in aggregate principal amount of the outstanding senior notes may declare, by notice in writing, the principal amount of and interest on all senior notes to be due and payable immediately. Upon such acceleration of the senior notes, the senior note mortgage bonds shall be immediately redeemable upon demand of the trustee, and surrender thereof to the mortgage corporate trustee, at a redemption price of 100% of the principal amount thereof, together with interest to the redemption date. At any time after an acceleration of the senior notes has been declared, but before a judgment or decree for the payment of the principal amount of the senior notes has been obtained, and provided the acceleration of all senior note mortgage bonds has not occurred, if we pay or deposit with the trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the senior notes.

    The senior note indenture provides that the trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes unless such holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of a majority in principal amount of the outstanding senior notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The holders of a majority in principal amount of the outstanding senior notes generally will have the right to waive any past default or event of default under the senior note indenture. The senior note indenture provides that no holder of senior notes may institute any action against us under the senior note indenture unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of senior notes shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, and the trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior notes.

    Notwithstanding that the right of a holder of senior notes to institute a proceeding with respect to the senior note indenture is subject to certain conditions precedent, each holder of a senior note has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such senior note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of senior notes.

    The senior note indenture provides that the trustee, within 90 days after it receives notice of the occurrence of a default with respect to the senior notes, is required to give the holders of the senior notes notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any senior notes, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We are required to deliver to the trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with the conditions and covenants under the senior note indenture.

Modification

    The trustee and we may modify and amend the senior note indenture with the consent of the holders of a majority in principal amount of the outstanding senior notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding senior note affected thereby:

  •
  change the maturity date of any senior note;

  •
  reduce the rate, or change the method of calculation thereof, or extend the time of payment of interest on any senior note;

  •
  reduce the principal amount of, or premium payable on, any senior note;

  •
  change the coin or currency of any payment of principal of, or any premium or interest on, any senior note;

  •
  change the date on which any senior note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note;

  •
  impair the interest of the trustee in the senior note mortgage bonds held by it or, prior to the release date, reduce the principal amount of any series of senior note mortgage bonds securing the senior notes to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of those senior note mortgage bonds in a manner adverse to the holders of the senior notes; or

  •
  modify the foregoing requirements or reduce the percentage of outstanding senior notes necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

The trustee and we may modify and amend the senior note indenture without the consent of the holders in certain cases, including:

  •
  to add to our covenants for the benefit of the holders or to surrender a right conferred on us in the senior note indenture;

  •
  to add further security for the senior notes;

  •
  to add provisions enabling us to be released with respect to one or more series of outstanding senior notes from our obligations under the covenants described under "Certain Covenants — Limitation on Liens" and "— Limitation on Sale and Lease-Back Transactions" and "Consolidation, Merger and Sale or Disposition of Assets," upon satisfaction of conditions with respect to such series of senior notes that are the same as those described under "Defeasance and Discharge," except that the opinion of tax counsel referred to in that section need not be based upon an external tax pronouncement;

  •
  to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

  •
  to make any other change that is not prejudicial to the holders of senior notes.

    A supplemental indenture which changes or eliminates any covenant or other provision of the senior note indenture, or any supplemental indenture which has expressly been included solely for the benefit of one or more series of senior notes, or which modifies the rights of the holders of senior notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the senior note indenture of the holders of senior notes of any other series.

Defeasance and Discharge

    The senior note indenture provides that we will be discharged from any and all obligations in respect of the senior notes and the senior note indenture, except for certain obligations such as obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies, if, among other things, we irrevocably deposit with the trustee, in trust for the benefit of holders of senior notes, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the senior note indenture and the senior notes; provided that, unless all of the senior notes are to be due within 90 days of such deposit by redemption or otherwise, we shall also have delivered to the trustee an opinion of counsel expert in federal tax matters to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or similar pronouncement by the

Internal Revenue Service or that there has been a change in law, in either case to the effect that the holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the senior note indenture and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case absent such defeasance or discharge of the senior note indenture. Thereafter, the holders of senior notes must look only to such deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

    We have agreed not to consolidate with or merge into any other corporation or sell or otherwise dispose of our properties as or substantially as an entirety to any person unless:

  •
  the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition shall be a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia;

  •
  the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest on all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by us; and

  •
  prior to the release date, the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition assumes our obligations under the first mortgage indenture with respect to the senior note mortgage bonds.

Upon any such consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the senior note indenture with the same effect as if such successor corporation or person had been named as us therein and we will be released from all obligations under the senior note indenture. For purposes of the senior note indenture, the conveyance or other transfer by us of:

  •
  all or any portion of our facilities for the generation of electric energy;

  •
  all of our facilities for the transmission of electric energy; or

  •
  all of our facilities for the distribution of natural gas;

in each case considered alone or in any combination with properties described in any other clause, shall in no event be deemed to constitute a conveyance or other transfer of all our properties, as or substantially as an entirety.

Certain Covenants

  Limitation on Liens

    The senior note indenture provides, so long as any senior notes are outstanding, we may not issue, assume, guarantee or permit to exist after the release date any Debt (as defined herein) that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any of our Operating Property (as defined herein), whether owned at the date of the senior note indenture or thereafter acquired, without in any such case effectively securing the senior notes (together with, if we shall so determine, any of our other indebtedness ranking senior to, or equally with, the senior notes) equally and ratably with such Debt (but only so long as such Debt is so secured).

    The foregoing restriction will not apply to:

  (1)
  Liens on Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property);

  (2)
  Liens on Operating Property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of all or substantially all its properties (or those of a division) to, us;

  (3)
  Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

  (4)
  Liens in favor of any State, or any department, agency or instrumentality or political subdivision of any State, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or

  (5)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (4), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

Also, the foregoing restriction will not apply to the issuance, assumption or guarantee by us of Debt secured by a Lien that would otherwise be subject to the foregoing restrictions up to an aggregate principal amount which, together with all our other secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under any of the foregoing exceptions in clauses (1) to (5) and Sale and Lease-Back Transactions that are permitted by the first sentence of "— Limitation on Sale and Lease-Back Transactions"), does not exceed 15% of Capitalization (as defined herein).

  Limitation on Sale and Lease-Back Transactions

    The senior note indenture provides that so long as any senior notes are outstanding, we may not enter into or permit to exist after the release date any Sale and Lease-Back Transaction (as defined herein) with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition and the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:

  (1)
  we would be entitled pursuant to any of the provisions described in clauses (1) to (5) of the first sentence of the second paragraph under "— Limitation on Liens" to issue,

    assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the senior notes;

  (2)
  after giving effect to such Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the second sentence of the second paragraph under "— Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (1)); or

  (3)
  we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of senior notes or our other Debt ranking senior to, or equally with, the senior notes, subject to reduction for senior notes and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

  Certain Definitions

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the trustee is located, are obligated or authorized by law or executive order to close.

    "Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet:

  (1)
  liabilities for Debt maturing more than twelve (12) months from the date of determination; and

  (2)
  common stock, preferred stock, hybrid preferred securities, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury. Subject to the foregoing, Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and that are approved by independent accountants regularly retained by us, and may be determined as of a date not more than sixty (60) days prior to the happening of an event for which such determination is being made.

    "Debt" means any of our outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

    "Operating Property" means:

  (1)
  any interest in real property owned by us and

  (2)
  any asset owned by us that is depreciable in accordance with generally accepted accounting principles in the United States, or GAAP, excluding, in either case, any interest of us as lessee under any lease which has been or would be capitalized on the books of the lessee in accordance with GAAP (except for a lease that results from a Sale and Lease-Back Transaction).

    "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the senior note indenture.

    "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of:

  (1)
  the net proceeds to us from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction and
  (2)
  the net book value of such property, as determined in accordance with generally accepted accounting principles by us at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

Voting of Senior Note Mortgage Bonds Held by Trustee

    The trustee, as the holder of senior note mortgage bonds, will attend any meeting of bondholders under the first mortgage indenture, or, at its option, will deliver its proxy in connection therewith relating to matters with respect to which it is entitled to vote or consent. So long as no event of default under the senior note indenture shall have occurred or be continuing, the trustee shall vote all senior note mortgage bonds then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the first mortgage indenture, the holders of which are eligible to vote or consent; provided, however, that the trustee shall not so vote in favor of, or so consent to, any amendment or modification of the first mortgage indenture which, if it were an amendment or modification of the senior note indenture, would require the consent of holders of senior notes as described under "— Modification," without the prior consent of holders of senior notes that would be required for such an amendment or modification of the senior note indenture.

Resignation or Removal of Trustee

    The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding senior notes. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each senior note outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee

    We and our affiliates maintain corporate trust and other normal banking relationships with The Bank of New York. The senior note indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the trustee as such.

Governing Law

    The senior note indenture and each senior note will be governed by New York law.

DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS

General

    Each series of senior note mortgage bonds will be a series of first mortgage bonds issued under the indenture of mortgage or deed of trust dated October 1, 1941 between us and U.S. Bank Trust National Association, Chicago, Illinois, as successor mortgage corporate trustee, and an individual successor co-trustee, or collectively, the mortgage trustees, as amended and supplemented and as to be further amended by one or more supplemental indentures with respect to the senior note mortgage bonds, which we refer to collectively as the first mortgage indenture. The following summaries of certain provisions of the first mortgage indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the first mortgage indenture which is an exhibit to the registration statement of which this prospectus is a part and which is incorporated in this prospectus by this reference.

    The senior note mortgage bonds will be issued as security for our obligations under the senior note indenture and will be immediately delivered to, and registered in the name of, the trustee. The senior note indenture provides that the trustee shall not transfer any senior note mortgage bonds except to a successor trustee, to us, as provided in the senior note indenture, or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of us. The trustee shall generally vote the senior note mortgage bonds proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding, as described under "Description of Senior Notes — Voting of Senior Note Mortgage Bonds Held by Trustee."

    The senior note mortgage bonds will correspond to the corresponding series of senior notes in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal of or premium, if any, or interest on the senior notes, senior note mortgage bonds of the corresponding series in a principal amount equal to the principal amount of such senior notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and our obligation to make such payment shall be discharged.

    At December 31, 2000 we had outstanding $313 million in principal amount of first mortgage bonds issued under the first mortgage indenture, including $75 million of senior note mortgage bonds relating to two prior series of senior notes.

Redemption Provisions

    The senior note mortgage bonds will be redeemed on the respective dates and in the respective principal amounts that correspond to the redemption dates for, and the principal amounts to be redeemed of, the corresponding series of senior notes. The senior note mortgage bonds will not be entitled to any covenant providing for the retirement or amortization of senior note mortgage bonds outstanding or for the certification of expenditures for bondable property in lieu of such retirement.

    In the event of an event of default under the senior note indenture and acceleration of the senior notes, the senior note mortgage bonds will be immediately redeemable in whole, upon demand of the trustee, and surrender thereof to the mortgage corporate trustee, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date.

Security

    The senior note mortgage bonds will be secured by the lien of the first mortgage indenture and will rank equally with all the first mortgage bonds at any time outstanding under and secured by the first mortgage indenture, except as to differences between series permitted by the first mortgage indenture and not affecting the rank of the lien thereof. In the opinion of Sorling, Northrup, Hanna, Cullen and Cochran, Ltd., Springfield, Illinois, our Illinois legal counsel, the first mortgage indenture constitutes a first mortgage lien, subject only to permitted encumbrances and liens, on all or substantially all the permanent fixed properties, other than excepted property, we now own. The first mortgage indenture contains provisions subjecting after-acquired property, other than excepted property, to the lien thereof. Such provisions might not be effective as to proceeds, products, rents, issues or profits of property subject to the lien of the senior note indenture realized, and additional property acquired, within 90 days prior and subsequent to the filing of a case with respect to us under the United States Bankruptcy Code, state insolvency laws or other similar laws affecting the enforcement of creditor's rights. The first mortgage indenture excepts or excludes from the lien thereof all cash, securities, accounts and bills receivable, choses in action and certain judgments not deposited or pledged with the mortgage trustees, all personal property held for sale, lease, rental or consumption in the ordinary course of business, the last day of each term under any lease of property, all gas, oil and other minerals under any property subject thereto, and certain real estate described therein.

Maintenance and Renewal

    The first mortgage indenture provides that so long as any first mortgage bonds, including the senior note mortgage bonds, are outstanding, we will expend during each calendar year, and certify to the mortgage trustees, an amount equal to 15% of our utility operating revenues for that year, after deducting from those revenues the cost of electricity and gas purchased for resale, for:

  (1)
  the maintenance and repair of our mortgaged utility properties;
  (2)
  bondable property on which the first mortgage indenture is a first mortgage lien; and/or
  (3)
  the retirement of the first mortgage bonds of any series heretofore or hereafter issued under the first mortgage indenture.

In lieu of such requirement, we may pay to the mortgage trustees, in cash, any deficiency in the amount required to be so expended, after deducting any unapplied excess expenditures previously made for any of such purposes. Any such cash may be applied to the retirement, through purchase, payment or redemption, of the first mortgage bonds — such retirement by redemption to be only if such first mortgage bonds are otherwise redeemable — or be withdrawn by us to the extent of 100% of either gross or net expenditures for bondable property on which the first mortgage indenture is a first mortgage lien.

    The first mortgage indenture also provides that:

  (1)
  we shall maintain the mortgaged properties in good repair and working order;
  (2)
  the mortgage trustees may, and if requested by holders of a majority in principal amount of all outstanding first mortgage bonds and furnished with the necessary funds therefor, shall cause such properties to be inspected by an independent engineer, not more often than at five-year intervals, to determine whether they have been so maintained and whether any property, not retired on our books, should be so classified for the purpose of computing net expenditures for bondable property or otherwise; and
  (3)
  we shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration.

Issuance of Additional First Mortgage Bonds

    The first mortgage indenture does not fix an overall dollar limitation on the aggregate principal amount of all first mortgage bonds that may be issued or outstanding thereunder. First mortgage bonds may be issued from time to time under the first mortgage indenture in a principal amount equal to:

  (1)
  60% of eligible net expenditures made by us for bondable property constructed or acquired by us and on which the first mortgage indenture is a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens;
  (2)
  the principal amount of previously authenticated first mortgage bonds which have been retired or for the retirement of which the mortgage trustees hold the necessary funds, other than certain first mortgage bonds not usable for the purpose under the terms of the first mortgage indenture; and
  (3)
  the amount of money deposited with the mortgage trustees for the purpose, which money may be applied to the retirement of bonds or may be withdrawn in lieu of the authentication of an equivalent principal amount of first mortgage bonds under the first mortgage indenture provisions referred to in clauses (1) and (2).

Upon the retirement of certain series of first mortgage bonds, any bonds of such series and any net expenditures for bondable property used or applied to satisfy the debt retirement provisions applicable to such series may be used as the basis for the authentication of additional first mortgage bonds under the first mortgage indenture. Net expenditures for bondable property are determined as provided in the first mortgage indenture. In general, bondable property means any utility plant, property or equipment owned by us on January 1, 1941 or constructed or otherwise acquired by us on or after that date and used or useful in our utility business. We own and operate only electric and gas utility properties.

    At December 31, 2000, the 60% limitation described in clause (1) above would permit the issuance of approximately $84 million of additional first mortgage bonds on the basis of eligible net expenditures for bondable property. In addition, the amount of retired first mortgage bonds would permit the issuance of $100 million of additional first mortgage bonds as of March 15, 2001. The senior note mortgage bonds are expected to be issued on the basis of retired bonds, net expenditures for bondable property used or applied to satisfy the debt retirement provisions applicable to Series U and Series V first mortgage bonds and bondable property additions.

    No additional first mortgage bonds may be authenticated under the first mortgage indenture provisions referred to in clauses (1) and (3) above, or authenticated as provided in clause (2) above, if such additional first mortgage bonds are issued more than five years prior to the maturity of such previously authenticated bonds and bear interest at a higher rate than such previously authenticated bonds, unless our net earnings, as described below, for a 12-month period ending within 90 days next preceding such authentication were at least equal to twice the interest for one year on:

  (1)
  all first mortgage bonds to be outstanding under the first mortgage indenture immediately after such authentication, other than first mortgage bonds for the retirement of which the mortgage trustees hold the necessary funds; and
  (2)
  all other indebtedness then secured by a lien equal or prior to the first mortgage indenture on our property, with certain exceptions.

    Our "net earnings" for any period means our earnings, computed in accordance with accepted principles of accounting and determined by deducting from our total gross earnings and income for the period, all our operating expenses for the period, including maintenance, repairs, rentals, insurance, all taxes other than income taxes, depreciation, retirements, renewals and replacements, but not amortization, all as provided in the first mortgage indenture.

Acquisition of Property Subject to a Prior Lien

    The first mortgage indenture provides that we will not acquire any property of a value in excess of:

  •
  $25,000,000; or
  •
  10 percent of our utility plant, less accumulated depreciation, at the time of acquisition, but in no event less than $1,000,000, which at the time of acquisition is subject to a lien equal or prior to the first mortgage indenture, other than permitted encumbrances, and liens and prepaid liens unless, at that time,
  •
  the principal amount of all outstanding obligations secured by such equal or prior lien shall not exceed 60% of the fair value of any bondable property so acquired; and
  •
  the net earnings of such property during a 12-month period ending within 90 days next preceding such acquisition were at least equal to twice the annual interest charge on such obligations, except any of such obligations for the retirement of which the necessary funds are deposited under such lien or with the mortgage trustees.

Limitations on Common Stock Dividends

    The first mortgage indenture provides in effect that, so long as any first mortgage bonds of all prior series are outstanding, we will not declare or pay any dividends on our common stock, other than in stock, or make any other distribution on or purchase any of our common stock, unless, for the period beginning January 1, 1941 to the date of such payment, distribution or purchase, the total amount charged or provided by us for maintenance and repairs and provided for depreciation of properties subject to the lien of the first mortgage indenture, plus our earned surplus (retained earnings) earned during such period and remaining after any such payment, distribution or purchase, shall aggregate not less than 15% of our total utility operating revenues for the period, after deducting from such revenues the cost of electricity and gas purchased for exchange or resale. For the period January 1, 1941 to December 31, 2000, the total of the amounts so expended and provided by us for such maintenance, repairs and depreciation, plus the undistributed earned surplus accumulated during the period, aggregated about 22.6% of such revenues and, exclusive of such earned surplus, aggregated about 20.0% of such revenues.

Modification of First Mortgage Indenture

    The terms and provisions of the first mortgage indenture may be modified or amended from time to time by a supplemental indenture executed by the mortgage trustees and us and without the consent of bondholders, for any one or more of the purposes provided in the first mortgage indenture. Such purposes include, among others,

  •
  any change or modification of any of the terms or conditions of the first mortgage indenture, provided that such change or modification would not adversely affect the first mortgage bonds then outstanding and is made effective only with respect to first mortgage bonds authenticated after the execution of such supplemental indenture; and
  •
  any other change or modification of such terms or conditions which is not inconsistent with the terms, and which shall not impair the security, of the first mortgage indenture.

    The first mortgage indenture may be amended in any respect with the consent of the holders of not less than 51% in principal amount of all first mortgage bonds of all series then outstanding that would be affected thereby, except that, without the consent of the holder of each outstanding first mortgage bond affected thereby, no such amendment shall, among other things,

  •
  extend the time or times or otherwise affect the terms of payment of the principal, interest or premium in respect of any first mortgage bond, or reduce the principal amount of any first mortgage bond or any premium thereon or the rate of interest thereon;
  •
  impair the right of any bondholder to institute suit for the enforcement of any such payment in respect of its first mortgage bonds;
  •
  permit the creation of any lien ranking prior to, or on a parity with, the lien of the senior note indenture, other than permitted encumbrances and liens or prepaid liens;
  •
  deprive any nonassenting bondholder of a lien on the mortgaged property for the security of the bondholder's first mortgage bonds; or
  •
  reduce the percentage in principal amount of first mortgage bonds, the consent of the holders of which is required for any such amendment.

Other First Mortgage Indenture Provisions

    Holders of a majority in principal amount of the first mortgage bonds secured by the first mortgage indenture have the right to direct the time, method and place of conducting proceedings for remedies available to, or exercising any trust or power of, the mortgage trustees. However, the mortgage trustees may decline to follow such directions in certain circumstances specified in the first mortgage indenture; the mortgage trustees are not required to exercise powers of entry or sale under the first mortgage indenture; and the mortgage trustees are entitled to be indemnified against expenditures incurred in connection with taking any directed action or proceeding.

    A "default" or an "event of default" under the first mortgage indenture means:

  •
  failure to pay the principal of any first mortgage bond when due at maturity or otherwise;
  •
  failure to pay first mortgage bond interest within 60 days after its due date;
  •
  failure to pay the principal of, or interest on, any prior lien bond, continued beyond the grace period, if any, specified in the lien securing such bond;
  •
  our failure for 90 days after written demand to comply with any other covenant or condition in the first mortgage indenture or in any first mortgage bond or any prior lien bond or lien; or
  •
  certain events relating to bankruptcy, insolvency, assignment or receivership.

The mortgage trustees are required to give notice to bondholders of defaults known to the mortgage trustees, within 90 days after the occurrence thereof; provided that the mortgage trustees may withhold giving notice to bondholders of defaults, other than any default in payment of interest, principal or sinking or purchase fund installment in respect of any first mortgage bond, if the mortgage trustees determine in good faith that such withholding is in the interest of the bondholders. Upon default, the mortgage trustees may, among other remedies, and upon written notice from the holders of a majority in principal amount of first mortgage bonds then outstanding under the first mortgage indenture shall, declare the principal of all first mortgage bonds to be immediately due and payable. Upon certain terms and conditions, the declaration of acceleration may be rescinded and waived.

    We are required to furnish to the mortgage trustees certificates of officers and engineers and, in certain cases, of accountants in connection with the authentication of first mortgage bonds, withdrawal of money, release of property and other matters, and opinions of counsel as to the lien of the first mortgage indenture and other matters. We also are required to furnish to the mortgage trustees, not less frequently than annually, a certificate as to our compliance with all the conditions and covenants under the first mortgage indenture, including the satisfaction of the maintenance and renewal, and the debt retirement, provisions of the first mortgage indenture and an opinion of counsel with respect to the lien of the first mortgage indenture.

BOOK-ENTRY SYSTEM

    Unless otherwise indicated in the applicable prospectus supplement, each series of senior notes will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository.

    So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the senior note indenture, including any notices and voting. Except in the circumstances described below, the owners of beneficial interests in a global security will not be entitled to have senior notes registered in their names, will not receive or be entitled to receive physical delivery of any such senior notes and will not be considered the registered holder thereof under the senior note indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such senior note.

    Global securities may be exchanged in whole for certificated securities only if:

  (1)
  the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we thereupon fail to appoint a successor depository within 90 days:

  (2)
  we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

  (3)
  there shall have occurred and be continuing an event of default with respect to the senior notes of any series.

    In any such case, we have agreed to notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing senior notes will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such senior notes.

    The following is based solely on information furnished by DTC:

    DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing corporation" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

    Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC's records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

    To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC's records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

    Principal, interest and premium payments on the global securities will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium on senior notes represented by global securities to DTC is the responsibility of the trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

    The underwriters, dealers or agents of any senior notes may be direct participants of DTC.

    None of the trustee, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

    We may sell the senior notes:

  •
  through underwriters or dealers;

  •
  directly;

  •
  through agents; or

  •
  through any combination of the above.

    The prospectus supplement with respect to each series of senior notes will set forth the terms of the offering of those senior notes, including the name or names of any underwriters, the purchase price of those senior notes and the proceeds to us from that sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in an offering, the senior notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The senior notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular senior notes together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the particular senior notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all those senior notes if any are purchased.

    We may sell senior notes directly or through agents we designate from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of the senior notes in respect of which the prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the senior notes to be higher than it would otherwise be in the absence of such transactions.

    Any underwriters, dealers or agents participating in the distribution of the senior notes may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the senior notes may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of these liabilities. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

    Unless otherwise specified in a prospectus supplement, the senior notes will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of senior notes, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the senior notes. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the senior notes. If no such determination has been made, the prospectus supplement will so state.

LEGAL MATTERS

    Sorling, Northrup, Hanna, Cullen and Cochran, Ltd., our Illinois legal counsel, will pass upon the validity of the senior notes for us. Steven R. Sullivan, Esq., our Vice President, General Counsel and Secretary, will pass upon certain other legal matters for us. Pillsbury Winthrop LLP, New York, New York, will pass upon certain legal matters for any underwriters, dealers, purchasers or agents.

EXPERTS

    The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The statements as to matters of law or legal conclusions expressed under the caption "Description of Senior Note Mortgage Bonds — Security" in this prospectus have been reviewed by Sorling, Northrup, Hanna, Cullen and Cochran, Ltd. and are set forth herein in reliance upon the opinion of said firm and upon said firm's authority as experts.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the senior notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

TABLE OF CONTENTS
Prospectus Supplement

$150,000,000

Central Illinois Public
Service Company

6.625% Senior Notes due 2011

Goldman, Sachs & Co.

Banc One
Capital Markets, Inc.

Lehman Brothers

QuickLinks

IMPORTANT NOTICE ABOUT THIS PROSPECTUS SUPPLEMENT
WHERE YOU CAN FIND MORE INFORMATION
CAPITALIZATION
USE OF PROCEEDS
DESCRIPTION OF SENIOR NOTES
UNDERWRITING
FORWARD-LOOKING STATEMENTS
CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
WHERE YOU CAN FIND MORE INFORMATION
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF SENIOR NOTES
DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS
BOOK-ENTRY SYSTEM
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS